Exhibit 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Relations Contact:
Zac Rivera	Ashton Partners
zrivera@maloneyfox.com	investor-relations@puredepth.com
646-356-8312	650-361-0480

Samsung Signs Exclusive License for PureDepth’s
MLD Technology for Mass Market Applications

License Applies to Computer Monitors, Televisions, and Public Information Displays

REDWOOD SHORES, California– October 1, 2007 – Samsung Electronics Corporation (KSE:005930) (LSE:SMSN) and PureDepth™, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of multi-layer display (MLD™) technology, today announced that Samsung has licensed PureDepth’s technology for use in a wide array of consumer products that includes computer monitors, TVs, and public information displays.  The license is based on a per unit royalty with initial shipments targeted for 2008.  Under this worldwide exclusive license agreement, excluding Japan, Samsung will be responsible for all of the manufacturing, marketing and distribution of products integrating MLD technology.

“We’re very pleased to be working with Samsung under such a wide-ranging agreement,” said Thomas L. Marcus, Chairman and CEO of PureDepth.  “As the market leader for display products, Samsung is the perfect partner to bring our technology to the mass market.”

PureDepth's patented Multi-Layer Display (MLD™) technology brings expanded capability to display devices of any size by layering LCD screens on top of each other and removing optical interference. Viewing area is doubled, dynamic range is expanded, and real depth of imagery is created without the use of special glasses. It can provide eye-catching alerts by sending content from the back screen to the front.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology.  Backed by 49 approved patents and over 80 pending patents, this breakthrough in visualization is the first display technology that provides Actual Depth™. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets.  Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace.  Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate.  Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepth™, MLD™ and Actual Depth™  are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.